Exhibit 10.5(c)

MODIFICATION NO. I TO ORIGINAL NET LEASE

AGREEMENT DATED: JANUARY 14, 2008

Whereas, CN Bayview, LLC, as Landlord, and Singulex Inc., as Tenant, entered into a written Lease Agreement, dated January 14, 2008, concerning the leased premises consisting of 27,276 rentable square feet on the second floor of 1650 Harbor Bay Parkway, Alameda, California, 94502;

Whereas, CN Bayview, LLC’s interest in said Lease Agreement was thereafter transferred to Worthington California Investments, LLC;

Now therefore, Worthington California Investments, LLC (Landlord) and Singulex, Inc. (Tenant) desiring to modify the following terms and conditions of the Lease Agreement, do hereby agree as follows:

1.               Premises: The Premises shall consist of approximately 7,015 rentable square feet at 1650 Harbor Bay Parkway, and shall continue to be known as Suite 200 as shown on the floor plan attached as Exhibit A.

2.               Term: The lease term shall be for twenty-six (26) months commencing on December 1, 2010 and terminating on January 31, 2013.

3.               Rental Rate: The base rental rate shall be $1.50 per square foot per month. There shall be annual increases of three percent (3%) beginning in the second year of the term. The Tenant’s pro-rated share of the operating expenses shall increase from 42.6% to 53.6%.

4.               Tenant Improvements: Landlord shall provide a not-to-exceed tenant improvement (“TI”) allowance of $5.00 per rentable square foot for the Premises. Tenant’s data/telephone cabling and furniture are specifically excluded from this allowance. TI allowance must be used within ninety (90) days of the commencement of the lease for the Premises.

5.               Representation: Landlord and Tenant acknowledge that Licensees Mark Sweeney and Daniel Pivnick of Cornish & Carey Commercial NKF are the brokers for the Tenant, and that Licensee John Opinsky of Frampton & Opinsky, LLC is the broker for the Landlord. A commission shall be paid by the Landlord equal to six percent (6%) of the gross rents over the initial lease term to be split 50/50 between the brokers.

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6.               No Other Changes: All other provisions of said Lease shall remain the same and shall continue in full force and effect.

By:	/s/ Philippe Goix	Date:	11-18-10
Philippe Goix
President and
Chief Executive Officer
Singulex, Inc.

By:	/s/ Cal Worthington	Date:	12-3-2010
Cal Worthington
Worthington California Investments, LLC

PG / CW
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EXHIBIT A

DESCRIPTION OF PREMISES

PG
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